Exhibit 5.1

[Maples and Calder letterhead]

Direct telephone:	+852 2971 3006
Email:	derrick.kan@maplesandcalder.com

KongZhong Corporation
35/F Tengda Plaza
168 Xiwai Street
Haidian District
Beijing
China
100044

6 January 2009

Dear Sirs

KongZhong Corporation

We have examined the Registration Statement on Form S-8 to be filed by KongZhong Corporation, a Cayman Islands exempted company incorporated with limited liability (the "Company"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the "Shares") for issuance pursuant to the following plan (the "Plan"):

KongZhong Corporation 2006 Equity Incentive Plan (as amended)

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan, and that no other consideration need be paid for the Shares to be issued in accordance with the Plan.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder